EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

USW Members Ratify New Labor Agreement at AK Steel Tubemaking Unit
WEST CHESTER, OH, December 19, 2011 - AK Steel (NYSE: AKS) said today that members of United Steelworkers of America (USW) Local 1915 have ratified a new three-year labor agreement with its wholly-owned subsidiary, AK Tube LLC, covering about 100 hourly production and maintenance employees at its Walbridge, Ohio facility.
“We are pleased that a new labor agreement has been ratified at our Walbridge tube plant by members of Local 1915,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “This early agreement continues to address AK Steel's need for competitive and flexible labor contracts.”
The new agreement will take effect following expiration of the existing contract on January 22, 2012.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, PA. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, MN, which produces iron ore concentrate from previously mined ore reserves.
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